TherapeuticsMD, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Provides TX-004HR Regulatory Update

BOCA RATON, Fla. – August 10, 2017 – TherapeuticsMD, Inc. (NYSE MKT: TXMD), an innovative women’s healthcare company, today announced a regulatory update regarding the New Drug Application (NDA) for TX-004HR, the company’s investigational applicator-free estradiol vaginal softgel capsule for the treatment of moderate-to-severe vaginal pain during sexual intercourse (dyspareunia), a symptom of vulvar and vaginal atrophy (VVA) due to menopause.

On July 5, 2017, the Company submitted additional endometrial safety information to the FDA, as requested by the Agency, to address the only approvability issue raised in the Complete Response Letter (CRL) for the NDA for TX-004HR, which was the lack of long-term safety data beyond the 12 weeks studied in the REJOICE Trial.

The Company has received a formal General Advice Letter from the FDA stating that an initial review of this information has been completed and requesting that the Company submit the additional endometrial safety information to the NDA for TX-004HR on or before September 18, 2017, including the safety data from a very large, observational study of long-term, real-world users of vaginal estrogens that is pending publication.

The FDA requested approximately six weeks to perform a comprehensive review of these data and has requested a meeting with the Company to discuss the outcome of this review. A tentative meeting date of November 3, 2017 has been set by the Agency. At this meeting, the Company expects to learn if this additional endometrial safety data addresses the lack of long-term safety identified in the CRL. The Company currently plans to re-submit the NDA for TX-004HR shortly thereafter.

“We are very pleased with the FDA’s decision to conduct this comprehensive review and believe that the short timeline and the resources that the FDA has committed demonstrate the significance of the long-term observational study and other information that we provided the Agency,” said TherapeuticsMD CEO Robert G. Finizio. “We believe this is an important step towards the approval of our NDA for TX-004HR and we look forward to working collaboratively with the FDA.”

The Company will host a conference call and live audio webcast to discuss this announcement on Thursday, August 10. The conference call and webcast will take place at 5:00 p.m. Eastern Time (ET). TherapeuticsMD Chief Executive Officer Robert G. Finizio and Chief Clinical Officer Dr. Brian Bernick will host the call.

Details for the call and webcast are:

Date	Thursday, August 10, 2017
Time	5:00 p.m. ET
Telephone Access: U.S. and Canada	866-665-9531
Telephone Access: International	724-987-6977
Access Code For All Callers	67840801
Live Audio Webcast	www.therapeuticsmd.com See Home Page or “Investors & Media” Section

Shortly after completion of the call and webcast, an audio replay will be available for at least 30 days on the company's website, www.therapeuticsmd.com, in the “Investors & Media” section. In addition, a digital recording of the conference call will be available for replay beginning two hours after the call's completion and for at least 30 days with the dial-in 855-859-2056 or international 404-537-3406 and Conference ID: 67840801.

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative healthcare company focused on developing and commercializing products exclusively for women. With its SYMBODA™ technology, TherapeuticsMD is developing advanced hormone therapy pharmaceutical products to enable delivery of bio-identical hormones through a variety of dosage forms and administration routes. The company’s late stage clinical pipeline includes two phase 3 product candidates: TX-001HR for treatment of moderate-to-severe vasomotor symptoms (VMS) due to menopause and TX-004HR for treatment of moderate-to-severe vaginal pain during sexual intercourse (dyspareunia), a symptom of vulvar and vaginal atrophy (VVA) due to menopause. The company also manufactures and distributes branded and generic prescription prenatal vitamins under the vitaMedMD® and BocaGreenMD® brands.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to resolve the deficiencies identified by the FDA in the company’s new drug application for its TX-004HR product candidate and the time frame associated with such resolution; whether the company will be able to prepare an amended NDA for its TX-004HR product candidate and, if prepared, whether the FDA will accept and approve the NDA; the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the company will be able to prepare an NDA for its TX-001HR product candidate and, if prepared, whether the FDA will accept and approve the NDA; the length, cost and uncertain results of the company’s clinical trials, including any additional clinical trials that the FDA may require in connection with TX-004HR; the potential of adverse side effects or other safety risks that could preclude the approval of the company’s hormone therapy drug candidates; the company’s reliance on third parties to conduct its clinical trials, research and development and manufacturing; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

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Investor Contact

David DeLucia

Director, Investor Relations

561-961-1900
David.DeLucia@TherapeuticsMD.com